EXHIBIT 10u


                           WINNEBAGO INDUSTRIES, INC.

                      OFFICERS INCENTIVE COMPENSATION PLAN
                               GROUP A - OFFICERS
                             FISCAL PERIOD 2001-2002

                                 PLAN AMENDMENT


On October 9, 2002, the Board of Directors of Winnebago Industries, Inc. adopted a Resolution amending the Officers Incentive Compensation Plan for the Fiscal Period 2001-2002 in accordance with a recommendation made by the Human Resources Committee. Such amendment restated Section 7 of the Plan which had provided for an annual stock match equal to 50 percent of the total cash incentives earned for the year to give the officer the option of taking such annual supplementary Company match either in cash or in the form of restricted Company stock. The text of the Resolution adopted by the Board is as follows:

         WHEREAS, the Board of Directors adopted the Winnebago Industries, Inc. Officers Incentive Compensation Plan (Fiscal Period 2001-2002) at its meeting on June 20, 2001 to be effective as of September 2, 2001;

         WHEREAS, the Human Resources Committee (the "Committee") has reserved the right to amend any rule or regulation of the Plan under Section 2(b) thereof and thus recommend to the Board of Directors the adoption of any such amendment;

         WHEREAS, the Committee deems it necessary and prudent to amend the Plan in order to permit its participants to elect to receive payment of the annual Company match specified in Paragraph 7 of such Plan, in the form of either cash or restricted Company stock;

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby amends the Winnebago Industries, Inc. Officers Incentive Compensation Plan (Fiscal Period 2001-2002) effective August 31, 2002 by deleting Paragraph 7 therefrom and substituting the following in lieu thereof:

         7. Annual Supplementary Company Match. Fifty percent (50%) of a participant's cash incentive compensation earned for the year, pursuant to Paragraph 5 of this Plan will be matched annually by the Company. The annual supplementary Company match shall be paid as soon as practical after the final year-end incentive compensation accounting and payment of any remaining incentive compensation holdback for the year. Participants shall elect in writing within 45 days following the end of the fiscal year whether to receive the total of any such annual supplementary Company match in the form of cash or in the form of restricted Company stock.